Exhibit 5.1

801 California Street	650.988.8500
Mountain View, CA 94041	Fenwick.com
March 26, 2024
Zuora, Inc.
101 Redwood Shores Parkway
Redwood City, California 94065
Re: Registration Statement on Form S-3
Ladies and Gentlemen:
As counsel to Zuora, Inc., a Delaware corporation (the “Company”), we have examined the Registration Statement on Form S-3ASR to be filed by the Company with the Securities and Exchange Commission (the “Commission”) on or about March 26, 2024 (the “Registration Statement”) in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the resale from time to time by the selling securityholders described and listed in the Registration Statement (the “Selling Securityholders”) of (a) up to $400 million in aggregate principal amount of the Company’s 3.95% / 5.50% Convertible Senior PIK Toggle Notes due 2029 (the “Notes”), (b) up to 27,479,160 shares of the Company’s Class A Common Stock, par value $0.0001 (“Class A Common Stock”) issuable upon conversion of such Notes, which includes up to an additional 7,479,160 shares of Class A Common Stock upon a Make-Whole Fundamental Change (as defined in that Indenture, by and between the Company and U.S. Bank Trust Company, National Association, acting as trustee, dated March 24, 2022 (“Indenture”)) and (c) warrants (“Warrants”) to purchase up to 13,262,500 shares of Class A Common Stock and any Class A Common Stock issuable upon the exercise of the Warrants, which includes up to an additional 5,762,500 shares of Class A Common Stock which shall be exercisable under the Warrants upon a Make-Whole Fundamental Change (as defined in the Warrants). The Notes, the Warrants and the Class A Common Stock issuable upon conversion of the Notes or exercise of the Warrants are collectively referred to herein as the “Securities.” The Securities were issued by the Company to the Selling Securityholders pursuant to that Investment Agreement by and between the Company and Silver Lake Alpine II, L.P. (together with its affiliates, “Silver Lake”), dated as of March 2, 2022, as amended by that certain Amendment No. 1 to Investment Agreement, dated as of September 22, 2023, by and between the Company and Silver Lake (“Investment Agreement”). The Securities may be resold from time to time as set forth in the Registration Statement, the base prospectus contained within the Registration Statement (the “Prospectus”) and supplements to the Prospectus, if any.
As to matters of fact relevant to the opinions rendered herein, we have examined such documents, certificates and other instruments which we have deemed necessary or advisable, including the Opinion Certificate addressed to us and dated the date hereof executed by the Company. We have not undertaken any independent investigation to verify the accuracy of any such information, representations or warranties or to determine the existence or absence of any fact, and no inference as to our knowledge of the existence or absence of any fact should be drawn from our representation of the Company or the rendering of the opinions set forth below. We have not considered parol evidence in connection with any of the agreements or instruments reviewed by us in connection with this letter.
In our examination of documents for purposes of this letter, we have assumed, and express no opinion as to, the genuineness and authenticity of all signatures on original documents, the authenticity and completeness of all documents submitted to us as originals, that each document is what it purports to be, the conformity to originals of all documents submitted to us as copies or facsimile copies, the absence of any termination, modification or waiver of or amendment to any document reviewed by us (other than as has been disclosed to us), the legal competence or capacity of all persons or entities (other than the Company) executing the same and (other than the Company) the due authorization, execution and delivery of all documents by each party thereto. We have also assumed the conformity of the documents filed with the Commission via the Electronic Data

Zuora, Inc.
March 26, 2024

Gathering, Analysis and Retrieval System (“EDGAR”), except for required EDGAR formatting changes, to physical copies submitted for our examination.
The opinions in this letter are limited to the existing General Corporation Law of the State of Delaware now in effect and, as to the Notes constituting valid and binding obligations of the Company, the existing internal laws of the State of New York now in effect (the “Applicable Laws”). We express no opinion with respect to any other laws.
In connection with our opinions expressed below, we have assumed that, (i) at or prior to the time of the delivery of any of the Securities there will not have occurred any change in the law or the facts affecting the validity of the Securities, (ii) the Registration Statement and any amendments (including any necessary post-effective amendments) will have been declared effective under the Securities Act, (iii) at the time of the offer, issuance and sale of any Securities no stop order suspending the Registration Statement’s effectiveness will have been issued and remain in effect, (iv) no future amendments will be made to the Company’s current Restated Certificate of Incorporation (as amended from time to time, the “Certificate of Incorporation”), or the Company’s Amended and Restated Bylaws (the “Bylaws” and, together with the Certificate of Incorporation, the “Charter Documents”) that would be in conflict with or inconsistent with the Company’s right and ability to issue the Securities, (v) at the time of the issuance and sale of the Securities, the Company will be validly existing as a corporation and in good standing under the laws of the State of Delaware; and (vi) at the time of each offer, issuance and sale of any Securities the Company will have a sufficient number of authorized and unissued and unreserved shares of the applicable class or series of its capital stock included in (or purchasable upon exercise or conversion of) the Securities so issued and sold (after taking into account all other outstanding securities of the Company which may require the Company to issue shares of such applicable class or series) to be able to issue all such shares.
This opinion is qualified by, and is subject to, and we render no opinion with respect to, the following limitations and exceptions to the enforceability of the Notes and the Warrants:
(1)The effect of the laws of bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent conveyance, assignment for the benefit of creditors, and other similar laws now or hereinafter in effect relating to or affecting the rights and remedies of creditors, including the effect of statutory or other laws regarding fraudulent transfers or preferential transfers.
(2)The effect of general principles of equity and similar principles, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, public policy and unconscionability, and the possible unavailability of specific performance, injunctive relief, or other equitable remedies, regardless of whether considered in a proceeding in equity or at law.
(3)In the case of the Notes, the effect of laws relating to usury or permissible rates of interest for loans, forbearances or the use of money.
(4)The effect of compliance or non-compliance with anti-fraud provisions of applicable state or federal laws, statutes, rules and regulations concerning the issuance and sale of securities.
(5)The effect of the enforceability of any provision in the Notes and Warrants stating that rights or remedies are not exclusive, that every right or remedy is cumulative and may be exercised in addition to, or with any other right or remedy, or that the election of some particular remedy or remedies does not preclude recourse to one or more others.
(6)The effect of non-reliance, exculpation, disclaimer, limitation of liability, indemnification, contribution, waiver, limitation or exclusion of remedies provisions to the extent such provision may be held unenforceable or in violation of public policy.

Zuora, Inc.
March 26, 2024

(7)The effect of any provision in the Notes and Warrants providing for liquidated damages, forfeitures, default interest, late charges, make-whole adjustments or premiums, payment of attorneys’ fees, collection upon acceleration of amounts that might be determined to constitute unearned interest thereon, or other economic remedies to the extent they constitute a penalty or are otherwise contrary to public policy.
(8)The effect of state or federal laws, statutes and judicial decisions that provide, among other things, (i) that oral modifications to a contract or oral waivers of contractual provisions may be enforceable, if the modification or waiver was performed, notwithstanding any express provision in the agreement that the agreement may only be modified, or an obligation thereunder waived, in writing, or (ii) that an implied agreement may be created from trade practices or course of conduct.
(9)The effect of any provision purporting to (i) waive rights to trial by jury, or service of process in connection with any litigation arising out of or pertaining to any agreement, (ii) change or waive the rules of evidence, make determinations conclusive or fix the method or quantum of proof, (iii) limit the effect of waivers by trade practice or course of conduct, (iv) waive of a party’s right to assert counterclaims or other claims or defenses, (v) waive broadly or vaguely stated rights, unknown future rights, the benefits of statutory, regulatory or constitutional rights, or rights to damages or rights which may not be waived on statutory or public policy grounds.
(10)The effect of any provision stating that any failure to exercise, or delay in exercising, rights or remedies available under any agreement will not operate as a waiver of any such right or remedy or that a provision of the agreement may only be waived in writing.
We express no opinion regarding the effectiveness of any waiver or stay, extension or of unknown future rights. Further, we express no opinion regarding the effect of provisions relating to indemnification, exculpation or contribution to the extent such provisions may be held unenforceable as contrary to federal or state securities laws or public policy.
Based upon the foregoing, and subject to the qualifications and exceptions contained herein, we are of the following opinion:
1.With respect to the Notes registered pursuant to the Registration Statement that may be resold by the Selling Securityholders when delivered in the manner stated in the Registration Statement and the Prospectus and when issued in accordance with the terms and conditions of the Investment Agreement and the Indenture, then such Notes will be validly issued and will constitute valid and binding obligations of the Company.
2.With respect to the Warrants registered pursuant to the Registration Statement that may be resold by the Selling Securityholders when delivered in the manner stated in the Registration Statement and the Prospectus and when issued in accordance with the terms and conditions of the Investment Agreement and the Warrants, then such Warrants will constitute valid and binding obligations of the Company.
3.With respect to the shares of Class A Common Stock registered pursuant to the Registration Statement that may be resold by the Selling Securityholders when delivered in the manner and for the consideration stated in the Registration Statement and the Prospectus and when issued in accordance with the terms and conditions of the Notes, Warrants, Indenture or Investment Agreement, as the case may be, then such shares of Class A Common Stock will be validly issued, fully paid and nonassessable.
In connection with the opinions expressed above, we have assumed that each of the Notes, Warrants, Indenture and Investment Agreement governing such Securities are legally valid and binding obligations of each party thereto other than the Company.

Zuora, Inc.
March 26, 2024

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us, if any, in the Registration Statement and the Prospectus constituting parts thereof and any amendments thereto. In giving this consent we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.
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Zuora, Inc.
March 26, 2024

This opinion is intended solely for use in connection with the issuance and sale of the Securities subject to the Registration Statement and is not to be relied upon for any other purpose. In providing this letter, we are opining only as to the specific legal issues expressly set forth above, and no opinion shall be inferred as to any other matter or matters. This opinion is rendered on, and speaks only as of, the date of this letter first written above, is based solely on our understanding of facts in existence as of such date after the aforementioned examination and does not address any potential changes in facts, circumstance or law that may occur after the date of this opinion letter. We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention, whether or not such occurrence would affect or modify any of the opinions expressed herein.
Very truly yours,

/s/ FENWICK & WEST LLP
FENWICK & WEST LLP